                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549



                         POST EFFECTIVE AMENDMENT NO.1
                                      TO
                            REGISTRATION STATEMENT
                                  ON FORM S-8
                                     UNDER
                          THE SECURITIES ACT OF 1933



                        American Diversified Group,Inc.
                        -------------------------------
            (Exact name of Registrant as specified in its charter)

       Nevada                                             88-0292161
       -----                                              ----------
 (State or other jurisdiction of                          (IRS employer
incorporation or organization)                           identification no.)

700 Canal Street,3rd Fl                                     06902
Stamford,CT                                                 -----
----------
(Address of principal executive offices)

                    Compensation and Consulting Agreements
                    --------------------------------------
                           (full name of the plans)



                               Jerrold R. Hinton
                               -----------------
                        American Diversified Group,Inc
                        ------------------------------
                           700 Canal Street,3rd Fl.
                           ------------------------
                              Stamford, CT 06902
                              ------------------
                   (Name and address of agent for services)



                                (203) 328-3092
                                --------------
         (Telephone number, including area code, of agent for service)



      Approximate Date of Commencement of Proposed Sales under the Plan:
      ------------------------------------------------------------------
                       As soon as practicable after this
                   Registration Statement becomes effective



                           Total Number of Pages:25
                           ------------------------
             Exhibit Index begins on sequentially numbered page:7

                        CALCULATION OF REGISTRATION FEE


Title of                          Proposed          Proposed
Securities                        Maximum           Maximum         Amount of
to be             Amount to be    Offering          Aggregate       Registration
Registered        Registered      Price per Share   Offering Price  Fee


--------------------------------------------------------------------------------
Common Stock
par value $.001   15,100,000(1)   $.02 (2)          $302,000        $100.00
--------------------------------------------------------------------------------

(1) Represents shares issued pursuant to consulting agreement for telecommunication services with consultant who has provided and is continuing to provide services to the Registrant and to an individual who has provided consulting services to the Registrant. Additional shares may be issued to the consultants under the agreements as set forth in the Registrations Statement plus such indeterminate number of shares pursuant to Rule 416 as may be issued in respect to stock splits, stock dividends and other similar recapitalizations.


(2) Estimated solely for the purpose of calculating the registration fee, based on the average of the bid and asked price of the Registrant's Common Stock on August 4, 1997.

                                     PART I

               INFORMATION REQUIRED BY THE REGISTRATION STATEMENT

Item 1.    Plan Information.

     American Diversified Group, Inc. (hereinafter "ADGI" or the "Company") has heretofore entered into agreements with third party consultants, officers, directors and counsel with respect to the issuance of shares of the Company's common stock for services to the Company. In consideration for continuing services to the Company during the period from August 1, 1997, and for a term of at least fifteen months, subject to renewal by the Company, during which term the Company lacks the cash flow to compensate such consultant, the Company has prepared this post effective amendment no. 1 to the Form S-8 registration statement to provide for the issuance of shares under the consulting agreement, as described below.

     The Company has agreed to issue a total of 15,000,000 shares to Emerging Trends Linkages Corp. ("ETLC" or "Consultant") in consideration for ETLC's services in connection with the formation of a joint venture for the purpose of offering telecommunications services, including the establishment of "call-back service" for sale to multinational corporations such as mining companies, oil companies, financial institutions and foreign embassies, among other users, in the Republics of Mali and Guinea, as set forth in the exhibit (Consulting Agreement for Telecommunication Services) attached to this registration statement. It is estimated under the Agreement that ADGI receive annual revenues in excess of $2 million from the sale of call-back service in Mali and Guinea, with revenues commencing during the third quarter of 1997.

     It is specifically provided in the Consulting Agreement for Telecommunication Services (hereinafter, the "Agreement") that the shares being issued to Consultant pursuant to the Agreement shall be issued upon certain performance guidelines, as follows: six million shares shall be released by ADGI to the Consultant, in increments of 2 million shares, upon Consultant securing for ADGI ten customers, twenty customers and thirty customers for the call-back service. The Agreement sets forth a list of targeted customers, including specified multinational corporations and designated foreign embassies. Further, four million shares shall be released by ADGI to the Consultant as follows: 1 million shares upon ADGI receiving $50,000 in monthly revenues; 1 million shares upon ADGI receiving $100,000 in monthly revenues; 1 million shares upon ADGI receiving $150,000 in monthly revenues; and 1 million shares upon ADGI receiving $200,000 in monthly revenues from the sale of telecommunication services, including call-back service. The remaining five million shares will be utilized for expenses incurred by Consultant on behalf of the joint venture for the purchase of minutes in bulk for use by and sale to ADGI's call-back customers, initial expenses to establish, market and if necessary upgrade the telecommunications/call-back services, and to a minimum extent for the costs incurred in maintaining ADGI's and Consultant's offices in Mali.

     In addition, Mr. Jim Hamilton has provided consulting services to the Company's board of directors with respect to its present business direction, including its efforts to establish joint ventures and offer products and services for the international export market, in consideration for which the Company has agreed to issue to Mr. Hamilton 100,000 shares of stock in this post effective amendment to the registration statement on Form S-8.


Item 2.    Registrant Information and Employee Plan Annual Information.

     The Registrant shall provide the Consultants without charge, upon their written or oral request, the documents incorporated reference in Item 3 of Part II of this Registration Statement. The Registrant shall also provide the Consultants without charge, upon their written or oral request, with all other documents required to be delivered to Consultants pursuant to Rule 428(b) under the Act. Any and all such requests shall be directed to the Registrant at 700 Canal Street, 3rd Floor, Stamford, CT 06902.


                                    PART II

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

     The following documents filed with the Securities and Exchange Commission are incorporated herein by reference:

     (a) The Registrant's Annual Report on Form 10-KSB and 10-KSB/A for the year ended December 31, 1995, and Annual Report on Form 10-KSB for the year ended December 31, 1996, filed pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act").

     (b) The Registrant's Quarterly Report on Form 10-QSB for the period ended March 31, 1997 filed pursuant to Section 13 or 15(d) of the Exchange Act.

     (c) A description of the Registrant's common stock contained in the exhibits to Registrant's Quarterly Report on Form 10-QSB for the three months ended March 31, 1995.

     (d) All documents subsequently filed by the Registrant pursuant to the Exchange Act prior to the filing of a post-effective amendment indicating that all such securities then unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the date of filing such documents.

Item 4.    Description of Securities.

     The Registrant has authorized 200,000,000 shares of common stock, par value $.001 (the "Common Stock"), and 50,000,000 shares of preferred stock, series A (the "Series A Preferred").

     Holders of Registrant's Common Stock are entitled to one vote per share on each matter submitted to a vote of stockholders. Shares of Common Stock do not carry cumulative voting rights and, therefore, holders of the majority of the outstanding shares of Common Stock are able to elect the entire board of directors and, if they do so, minority stockholders would not be able to elect any members of the board of directors. Holders of Common Stock are entitled to receive such dividends as the board of directors may from time to time declare out of funds legally available for the payment of dividends. During the last two fiscal years, the Registrant has not paid cash dividends on its Common Stock and does not anticipate that it will pay cash dividends in the foreseeable future.

Item 5.    Interests of Named Experts and Counsel.

     Thomas J. Craft, Jr., Esq., counsel to the Registrant in connection with the preparation of this Registration Statement on Form S-8, is the record owner of 10,250,000 shares of Common Stock.

Item 6.    Indemnification of Officers and Directors.

           The Registrant's Articles of Incorporation, as amended, By-laws and Nevada Revised Statutes indemnify all persons so identified as being covered, including officers and directors, from personal liability as described below.

           The Registrant's Articles of Incorporation, as amended, provide that the Registrant's officers and directors shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (I) for acts or omissions which involve intentional misconduct, fraud, or a knowing violation of law or (ii) for the payment of dividends in violation of Nevada Revised Statues 78.300. The Nevada Revised Statues also limit the personal liability of officers and directors under certain circumstances as set forth below:

           "Section 78-751 of Nevada Revised Statues contains provisions relating to the indemnification of officers and directors.

           This section generally provides that a corporation may indemnify any person who was or is a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except for an action by or in right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation. It must be shown that he acted in good faith and in a manner which he reasonably deemed to be in or not opposed to the best interests of the corporation. Generally, no indemnification may be made where the person has been determined to be negligent or guilty of misconduct in the performance of his duty to the corporation See Item 9(e) (ii) below:

Item 7.    Exemption From Registration Claimed.

           Not applicable

Item 8.    Exhibits:

           Pursuant to Item 601 of Rule S-K, the following Exhibits are annexed hereto:

     Exhibit 4 Consulting Agreement for Telecommunication Services dated as of August 1, 1997

     Exhibit 5     Opinion of Thomas J. Craft, Jr., Esq.

     Exhibit 23    Consent of Thomas J. Craft, Jr., Esq. (Contained in the
                   Opinion)

     Exhibit 23.1 Consent of Grant-Schwartz Associates, Certified Public Accountants

Item 9.    Undertakings:

     The undersigned Registrants hereby undertakes:

           (a) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

           (b) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement.

           (c) That for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (d) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

           (e)(i) The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (e)(ii) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim against such liabilities (other than payment by the Company of expenses paid or incurred by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES
                                   ----------


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post effective amendment no. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, and the State of Connecticut, on the 5th day of August, 1997.


                                   /s/ Jerrold R. Hinton
                                   ---------------------
                                   By: Jerrold R. Hinton
                                   Title: President, Chief Executive Officer
                                            and Director



     Pursuant to the requirements of the Securities Act of 1933, as amended, the post effective amendment to the Registration Statement has been signed by the following persons in the capacities and on the date indicated.


Dated:  Stamford, CT
        August 5, 1997

                                   /s/ Jerrold R. Hinton
                                   ---------------------
                                   By: Jerrold R. Hinton,
                                   Title: President, Chief Executive Officer
                                            and Director



                                   /s/ Thomas J. Craft, Jr.
                                   ------------------------
                                   By: Thomas J. Craft, Jr.
                                   Secretary and Director

                                 EXHIBIT INDEX

EXHIBIT NUMBER                        ITEM

     4 Consulting Agreement for Telecommunication Services dated as of August 1, 1997

     5         Opinion of Thomas J. Craft, Jr., Esq.

     23        Consent of Thomas J. Craft, Jr., Esq. (Contained in the Opinion)

     23.1      Consent of Grant-Schwartz, Associates, Certified Public
               Accountant